UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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☐	Definitive proxy statement
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☑	Soliciting material under § 240.14a-12

BRYN MAWR BANK CORPORATION
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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May 20, 2021

Keeping You in the Loop

Last week, stockholders of WSFS Financial Corporation (WSFS) and Bryn Mawr Bank Corporation (BMTC) received the notice of a special meeting and joint proxy statement/prospectus. The special meeting of stockholders of both companies will take place on June 10, 2021, to vote on the proposed merger agreement by and between WSFS and BMTC.

Philadelphia Business Journal Banking Panel Recap

Last week, Rodger Levenson, Chairman, President and CEO of WSFS Bank and Frank Leto, President and CEO of Bryn Mawr Trust participated in a panel discussion with local bank CEOs and banking reporter Jeff Blumenthal. The following article is a recap of Jeff’s discussion with Rodger and Frank.

'Scale is important': WSFS, Bryn Mawr Trust CEOs on why $976M deal was meant to be

Philadelphia Business Journal

May 16, 2021

Six months after converting the branches and computer systems of newly acquired Beneficial Bancorp, WSFS Financial Corp. had to deal with Covid-19. Some might have viewed that as a momentum killer but CEO Rodger Levenson still liked the bank’s first critical mass on southeastern Pennsylvania and South Jersey.

“We thought there was a great organic growth opportunity post Beneficial, and there really would be only one thing that we would even pick our heads up and turn away from that opportunity,” Levenson said during the Philadelphia Business Journal’s recent "Banking After Covid" event. “And that was Bryn Mawr.”

Like WSFS, Bryn Mawr Bank Corp. is a highly successful bank dating back to the 19th century that employed a similar acquisitive growth strategy in recent years. In the past, Levenson and Bryn Mawr CEO Frank Leto discussed how good the two banks would look together. But the timing wasn’t right — at least until March 10 when they announced a $976 million merger that will strengthen WSFS’s position as the largest bank based in the region.

The 40 branches being consolidated is a similar strategy to the 30 locations shuttered after the Beneficial deal, after which the bank took $32 million of the $68 million saved and reinvested it into technology.

Levenson said WSFS is in a different place now and doesn’t need to make such a big investment in technology.

“This gives us the ability to have more scale, to take the things that we're doing and spread it over a larger customer base and use that investment over a larger customer base to get more on the backend, which is the revenue that comes with those with those investments,” he said. “So we didn't identify a specific percentage of the cost saves that will go into the technology spend because we already are spending a significant portion. And we think we will get the leverage from that, as I said, but there's no question it will help us as we move forward with that overall.”

Levenson said the deal should close in the fourth quarter with system conversions and rebranding taking place in January.

While technology costs is a factor, Leto thinks the chief driver of what many predict will be a wave of post-pandemic mergers and acquisitions for community banks has been the elongated period of low interest rates.

“A lot of banks put a stake in the ground and say they’re going to be independent forever,” Leto said. “I don't know that that's necessarily the best thing for your shareholders, your communities and your employees. I think you have to look at it very hard. You're looking at your business model and I think that's going to drive a lot of it. And then I think finally, there's still, still somewhat of a question mark as to where credit's going to go and become this crisis. That generally is one of the factors that drives a lot of M&A, as we saw in ‘08 and ’09.”

BMT Insurance Advisors Makes PBJ’s List of Top 25 Insurance Brokerages

In other news from the Philadelphia Business Journal, the publication just released its list of local insurance brokerages ranked by the number of local employees. BMT Insurance Advisors made the list ranking 21, with 34 local employees. It’s great to see this recognition for the BMT insurance team.

The top three insurance brokerages ranked by the number of employees are: Willis Towers Watson with 1,100 employees, Aon with 1,000 employees and Marsh & McLennan Agency, LLC with 422 employees.

As a reminder, please continue to send questions or your thoughts and feedback to the OnMyMind@wsfsbank.com mailbox. We will build FAQs organized around themes based on questions and comments that are submitted to the mailbox. Also, please share any suggestions you have for future Sightline topics; we love hearing from you. Please check OneBMT or WSFS@Work intranet to access the most recent FAQs.

Sincerely,

Your Integration Steering Committee

Important Additional Information will be Filed with the SEC

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval with respect to the proposed acquisition by WSFS Financial Corporation (“WSFS”) of Bryn Mawr Bank Corporation (“Bryn Mawr”). No offer of securities shall be made except by means of a prospectus meeting the requirements of the Securities Act of 1933, as amended, and no offer to sell or solicitation of an offer to buy shall be made in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

In connection with the proposed transaction, WSFS has filed with the U.S. Securities and Exchange Commission (the “SEC”) a Registration Statement on Form S-4 that includes a joint proxy statement of WSFS and Bryn Mawr and a prospectus of WSFS (the “Joint Proxy/Prospectus”), and each of WSFS and Bryn Mawr may file with the SEC other relevant documents concerning the proposed transaction. The definitive Joint Proxy/Prospectus has been mailed to stockholders of WSFS and Bryn Mawr. STOCKHOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT AND THE JOINT PROXY/PROSPECTUS REGARDING THE PROPOSED TRANSACTION CAREFULLY AND IN THEIR ENTIRETY AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC BY WSFS AND BRYN MAWR, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT WSFS, BRYN MAWR AND THE PROPOSED TRANSACTION.

Free copies of the Registration Statement and the Joint Proxy/Prospectus, as well as other filings containing information about WSFS and Bryn Mawr, may be obtained at the SEC’s website (http://www.sec.gov) when they are filed. You will also be able to obtain these documents, when they are filed, free of charge, by directing a request to WSFS Financial Corporation, WSFS Bank Center, 500 Delaware Avenue, Wilmington, Delaware 19801 or by directing a request to Bryn Mawr Bank Corporation, 801 Lancaster Avenue, Bryn Mawr, Pennsylvania 19010.

Participants in the Solicitation

WSFS, Bryn Mawr and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of WSFS or Bryn Mawr in respect of the proposed transaction. Information about WSFS’s directors and executive officers is available in its proxy statement for its 2021 annual meeting of stockholders, which was filed with the SEC on March 23, 2021, and other documents filed by WSFS with the SEC. Information regarding Bryn Mawr’s directors and executive officers is available in its proxy statement for its 2021 annual meeting of stockholders, which was filed with the SEC on March 12, 2021, and other documents filed by Bryn Mawr with the SEC. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, is contained in the Joint Proxy/Prospectus and other relevant materials filed with the SEC. Free copies of this document may be obtained as described in the preceding paragraph.

Forward-Looking Statements

This communication contains estimates, predictions, opinions, projections and other “forward-looking statements” as that phrase is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, statements relating to the impact WSFS and Bryn Mawr expect their proposed merger to have on the combined entity’s operations, financial condition, and financial results, and WSFS’s and Bryn Mawr’s expectations about their ability to successfully integrate their respective businesses and the amount of cost savings and overall operational efficiencies WSFS and Bryn Mawr expect to realize as a result of the proposed acquisition. The forward-looking statements also include predications or expectations of future business or financial performance as well as goals and objectives for future operations, financial and business trends, business prospects, and management's outlook or expectations for earnings, revenues, expenses, capital levels, liquidity levels, asset quality or other future financial or business performance, strategies or expectations. The words “believe,” “intend,” “expect,” “anticipate,” “strategy,” “plan,” “estimate,” “approximately,” “target,” “project,” “propose,” “possible,” “potential,” “should” and similar expressions, among others, generally identify forward-looking statements. Such forward-looking statements are based on various assumptions (many of which are beyond the control of WSFS and Bryn Mawr) and are subject to risks and uncertainties (which change over time) and other factors which could cause actual results to differ materially from those currently anticipated. Such risks and uncertainties include, but are not limited to, the possibility that the proposed acquisition does not close when expected or at all because required regulatory, stockholder or other approvals and other conditions to closing are not received or satisfied on a timely basis or at all; the delay in or failure to close for any other reason; changes in WSFS’s share price before closing; the outcome of any legal proceedings that may be instituted against WSFS or Bryn Mawr; the occurrence of any event, change or other circumstance that could give rise to the right of one or both parties to terminate the merger agreement providing for the merger; the risk that the businesses of WSFS and Bryn Mawr will not be integrated successfully; the possibility that the cost savings and any synergies or other anticipated benefits from the proposed acquisition may not be fully realized or may take longer to realize than expected; disruption from the proposed acquisition making it more difficult to maintain relationships with employees, customers or other parties with whom WSFS or Bryn Mawr have business relationships; diversion of management time on merger-related issues; risks relating to the potential dilutive effect of the shares of WSFS common stock to be issued in the proposed transaction; the reaction to the proposed transaction of the companies’ customers, employees and counterparties; uncertainty as to the extent of the duration, scope, and impacts of the COVID-19 pandemic on WSFS, Bryn Mawr and the proposed transaction; and other factors, many of which are beyond the control of WSFS and Bryn Mawr. We refer you to the “Risk Factors” section of the Registration Statement and the Joint Proxy/Prospectus, the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of WSFS’s Annual Report on Form 10-K for the year ended December 31, 2020, Bryn Mawr’s Annual Report on Form 10-K for the year ended December 31, 2020 and any updates to those risk factors set forth in WSFS’s and Bryn Mawr’s Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings, which have been filed by WSFS and Bryn Mawr with the SEC and are available on the SEC’s website at www.sec.gov. All forward-looking statements, expressed or implied, included herein are expressly qualified in their entirety by the cautionary statements contained or referred to herein. The actual results or developments anticipated may not be realized or, even if substantially realized, they may not have the expected consequences to or effects on WSFS, Bryn Mawr or their respective businesses or operations. We caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date on which they are made. Neither WSFS nor Bryn Mawr undertakes any obligation, and specifically declines any obligation, to revise or update any forward-looking statements, whether as a result of new information, future developments or otherwise, except as specifically required by law.